UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

April 21, 2006

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 400

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the registered direct offering described below in Item 8.01, SCOLR Pharma, Inc. (“SCOLR”) issued warrants to purchase 11,000 shares of common stock at $7.50 per share to the placement agents.

Item 8.01	Other Events.

On April 21, 2006, SCOLR closed its previously reported registered direct offering of 2,370,100 shares of common stock at a price of $5.00 per share. Taglich Brothers, Inc. and Roth Capital Partners, LLC acted as placement agents for the offering. The aggregate gross proceeds from the direct offering were $11,850,500. The estimated net proceeds, after deducting the placement agents’ fee and other estimated offering expenses, were approximately $10.9 million. In connection with the offering, SCOLR issued the placement agents warrants to purchase 11,000 shares of common stock at $7.50 per share, exercisable until April 17, 2011. A copy of the press release issued on April 21, 2006 is attached as exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated April 21, 2006

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: April 21, 2006	By:	/s/ Daniel O. Wilds
Daniel O. Wilds
President and Chief Executive Officer

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